UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

NEXTWAVE WIRELESSS INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

12670 High Bluff Drive
San Diego, CA 92130

ANNUAL MEETING OF STOCKHOLDERS

April 11, 2008

This proxy statement is being furnished to the stockholders of NextWave Wireless Inc. (“NextWave” or the “Company”), a Delaware corporation, in connection with the solicitation of proxies by the Board of Directors for use at the annual meeting of stockholders of NextWave to be held on May 14, 2008 and at any adjournments or postponements thereof.  At this important meeting, you will be asked to consider and vote on the following matters:

•	Election of two Class II directors;

•
Approval of the issuance of up to 7.5 million shares of our common stock to the former stockholders of IPWireless, Inc. and participants in the IPWireless Employee Incentive Plan in respect of any future earn-out payments under the merger agreement pursuant to which NextWave acquired IPWireless;

•
Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm to audit the consolidated financial statements of NextWave and its subsidiaries for the year ended December 27, 2008; and

•	Any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 28, 2008 as the record date for the determination of the holders of our common stock, par value $0.001 per share, and Series A Senior Convertible Preferred Stock, par value $0.001 per share, entitled to notice of, and to vote at, the annual meeting.  Persons who have not completed the exchange of their NextWave Wireless LLC certificates for our common stock certificates as of the record date are considered record holders of our common stock and are eligible to vote.  Our common stock and preferred stock will vote as one class on the matters presented at the annual meeting, with each share of common stock entitled to one vote and each share of preferred stock entitled to 95 votes (equivalent to the number of shares issuable upon conversion of such preferred stock as of the record date).  At the close of business on March 28, 2008, there were 102,002,603 shares of common stock and 355,000 shares of preferred stock outstanding and entitled to vote, representing in the aggregate 137,285,508 eligible votes.  Stockholders may vote in person or by proxy by completing the enclosed proxy card and returning it in the enclosed postage prepaid envelope.

This proxy statement and the accompanying form of proxy are first being sent to holders of our common stock and preferred stock on or about April 11, 2008.

12670 High Bluff Drive
San Diego, CA 92130

PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 14, 2008

To our stockholders:

You are cordially invited to attend the annual meeting of stockholders of NextWave Wireless Inc. (“NextWave”) to be held on May 14, 2008 at 10 a.m. local time at the NextWave office located at 3611 Valley Centre Drive, Kilroy Centre, San Diego, California 92130.  You will need an admission ticket or proof of ownership of NextWave stock to enter the meeting.  The meeting will be held for the following purposes:

1.      To elect two Class II directors;

2.      To approve the issuance of up to 7.5 million shares of our common stock to the former stockholders of IPWireless, Inc. and participants in the IPWireless, Inc. Employee Incentive Plan in respect of any future earn-out payments under the merger agreement pursuant to which NextWave acquired IPWireless;

3.      To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm to audit the consolidated financial statements of NextWave and its subsidiaries for the year ended December 27, 2008; and

4.      To consider any other matters that may properly come before the meeting or any adjournments or postponements of the meeting.

Only holders of record of our common stock and preferred stock as of the close of business on March 28, 2008 are entitled to notice of, and to vote at, the meeting.  Persons who have not completed the exchange of NextWave Wireless LLC certificates for our common stock certificates as of the record date are considered record holders of our common stock and are eligible to vote.

By Order of the Board of Directors.

FRANK A. CASSOU
Chief Legal Counsel and Secretary

April 11, 2007

IMPORTANT

Your vote is important.  Please vote your stock by signing, dating and mailing the enclosed proxy card in the accompanying postage prepaid envelope or in the case of shares held in the name of a bank or broker, following the voting instructions on the form you receive from your record holder.  This will assure that your shares are represented at the meeting.

If you need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies for the annual meeting:

Financial Balloting Group, LLC
757 Third Avenue, 3rd Floor
New York, NY  10017
Telephone:  (646) 282-1800

THE MEETING

Date, Time and Place

The annual meeting will be held on May 14, 2008, at 10:00 a.m. local time at NextWave’s office located at 3611 Valley Centre Drive, Kilroy Centre, San Diego, California 92130.

Matters to be Considered

At the meeting, stockholders will be asked to consider and vote (1) to elect two Class II directors, (2)  to approve the issuance of up to 7.5 million shares of our common stock to the former stockholders of IPWireless, Inc. and participants in the Amended and Restated IPWireless, Inc. Employee Incentive Plan (the “IPWireless EIP”) in respect of any future earn-out payments under the merger agreement pursuant to which NextWave acquired IPWireless and (3) to ratify the selection of our independent registered public accounting firm.  See “ELECTION OF DIRECTORS,” “ ISSUANCE OF UP TO 7.5 MILLION SHARES OF OUR COMMON STOCK TO FORMER STOCKHOLDERS OF IPWIRELESS, INC. AND PARTICIPANTS IN THE IPWIRELESS EIP” and “RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.” The Board of Directors does not know of any matters to be brought before the meeting other than as set forth in the notice of meeting.  If any other matters properly come before the meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Record Date; Stock Outstanding and Entitled to Vote

Stockholders as of the record date, i.e., the close of business on March 28, 2008, are entitled to notice of and to vote at the meeting.  Our common stock and preferred stock vote as one class, with each share of common stock entitled to one vote and each share of preferred stock entitled to 95 votes (equivalent to the number of shares issuable upon conversion of such preferred stock as of the record date).  As of the record date, there were 102,002,603 shares of common stock and 355,000 shares of preferred stock outstanding and entitled to vote, representing in the aggregate 137,285,508 eligible votes.

Required Votes

In order for the annual meeting to be held, the holders of a majority in voting power of our outstanding shares of stock as of the record date must be present in person or by proxy duly authorized.  Assuming that such a quorum is present, our stockholders may take action at the annual meeting with the votes described below.

Election of Directors.  Under Delaware law and our certificate of incorporation, the affirmative vote of a plurality of the votes cast by the holders of our shares of common stock and preferred stock, voting as one class, is required to elect each director.  Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality.

Issuance of up to 7.5 million shares of our common stock to former stockholders of IPWireless and participants in the IPWireless EIP.  Under Nasdaq rules, the affirmative vote of a majority of votes cast by holders of our shares of common stock and preferred stock, voting as a single class, entitled to vote at the annual meeting is required to issue any additional shares of our common stock to the former stockholders of IPWireless and participants in the IPWireless EIP in respect of any earn-out payments under the merger agreement pursuant to which NextWave acquired IPWireless.

Ratification of the selection of Ernst & Young LLP as independent registered public accounting firm.  The affirmative vote of the holders of a majority of the voting power of our shares of common stock and preferred stock, voting as a single class, entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm.

Other Matters.  If any other matters are properly presented at the meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting there under will have discretion to vote on such matters in accordance with their best judgment.

Effect of Abstentions and Broker Non-Votes

If you are the beneficial owner of shares held for you by a broker, your broker must vote those shares in accordance with your instructions. If you do not give voting instructions to your broker, your broker may vote your shares for you on any discretionary items of business to be voted upon at the annual meeting, such as the election of directors and the ratification of the appointment of Ernst & Young LLP.  The approval of the proposed issuance of up to 7.5 million shares of our common stock to the former stockholders of IPWireless and participants in the IPWireless EIP, however, is considered a non-discretionary item and therefore, your broker may not vote your shares without instructions from you.  If you do not provide voting instructions on a non-discretionary item, the shares will be treated as “broker non-votes.”

For purposes of the annual meeting, abstentions and broker non-votes will be included in the number of shares present for purposes of constituting a quorum, assuming such broker has submitted a proxy or attends the annual meeting.  With respect to the election of directors and the issuance of up to 7.5 million shares of our common stock to the former stockholders of IPWireless and participants in the IPWireless EIP, abstentions and broker non-votes will not have any effect on the outcome.  With respect to the ratification of the selection of Ernst & Young LLP, abstentions and broker non-votes will have the effect of a vote against such proposal.

Voting and Revocation of Proxies

Shares of our common stock represented by properly executed proxies that are received by us and are not revoked will be voted at the meeting in accordance with the instructions contained therein.  If instructions are not given, such proxies will be voted FOR election of each nominee for director named herein, FOR approval of the issuance of up to 7.5 million shares of our common stock to the former stockholders of IPWireless and participants in the IPWireless EIP and FOR ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

If your shares are held in the name of a bank, broker or other intermediary, follow the voting instructions on the form you receive directly from your bank, broker or other intermediary.

If a stockholder does not return a signed proxy card, and does not attend the meeting and vote in person, his or her shares will not be voted.

Any proxy signed and returned by a stockholder may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of the Company, at our address set forth herein, by executing and delivering a later-dated proxy or by voting in person at the meeting.  Attendance at the meeting will not, in and of itself, constitute revocation of a proxy.

Proxy Solicitation

We will bear the costs of solicitation of proxies for the meeting, including preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional information furnished to stockholders.  Copies of solicitation materials will be furnished to banks, brokerage houses, ﬁduciaries and custodians holding in their names shares of common stock beneﬁcially owned by others to forward to such beneﬁcial owners.  The Company may reimburse persons representing beneﬁcial owners of common stock for their costs of forwarding solicitation material to such beneﬁcial owners.  In addition, the Company has retained Financial Balloting Group, LLC to act as proxy solicitor in conjunction with the meeting.  The Company has agreed to pay that firm a base fee of $5,000 plus customary call-based fees and reasonable out of pocket expenses for proxy solicitation services.  Solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers, or other regular employees of the Company.  No additional compensation will be paid to directors, officers or other regular employees for such services.

Householding

The Securities and Exchange Commission (SEC) has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as "householding," potentially provides extra convenience for stockholders and cost savings for companies. Brokers household our proxy materials and annual reports, delivering a single Proxy Statement and annual report to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.

If at any time you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please contact the bank, broker or nominee directly or contact us at 75 Holly Hill Lane, Greenwich, Connecticut 06830, Attention Investor Relations (203-742-2571) We will deliver promptly upon written or oral request a separate copy of our annual report and/or Proxy Statement to a stockholder at a shared address to which a single copy of either document was delivered.

Independent Registered Public Accounting Firm

We have been advised that representatives of Ernst & Young LLP, our independent registered public accounting firm for the year ended December 29, 2007, will attend the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

NextWave has a classified board of directors, divided into three classes, and the term of the Class II directors will expire on the date of the meeting.  The nominees to be elected as Class II directors with a three-year term expiring at the 2011 Annual Meeting of Stockholders are described below. Both Mr. Rosen and Dr. Jones are currently serving as Class II directors. The Board of Directors has nominated each of the candidates for election. The Board of Directors expects that each of the nominees will be available for election as a director.  However, if by reason of an unexpected occurrence, one or more of the nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors may propose.

Nominees for Election

Name and present position, if any, with the Company	Age, period served as a director, other business experience
Jack Rosen
Mr. Rosen, 61, has served as a director of the Company since its inception.  Mr. Rosen is chief executive of several commercial and residential real estate firms and the current Chairman of the American Jewish Congress. In addition, Mr. Rosen oversees a wide array of healthcare, cosmetic and telecommunications business ventures throughout the U.S., Europe and Asia. Active in international government and political affairs, Mr. Rosen has participated in numerous commissions and councils for President Bush and former President Clinton. Mr. Rosen is currently a member of the Council on Foreign Relations.

William J. Jones Ph.D.
Dr. Jones, 47, has served as a director of the Company since May 2007. Dr. Jones is the Chief Executive Officer of NextWave Network Products and was a co-founder of IPWireless. He is responsible for the overall development and delivery of NextWave’s mobile broadcast and wireless broadband  network products.  Since 1984, Dr. Jones has worked in both research and product development roles on FDMA, TDMA, and CDMA wireless technologies. In 1988, he joined AT&T (which became Lucent Technologies) where he managed Lucent's AirLoop and GSM Microcell product lines and played a  lead role in developing Lucent's European wireless standards strategy.  Dr. Jones has published numerous articles and holds patents on CDMA technology. He holds a First Class Honours degree in Electrical and Electronic Engineering and a Ph.D. in Radio Frequency (RF) Engineering from University of Bradford, England.

The Board of Directors recommends a vote FOR the above named nominees.

Other Members of the Board of Directors

Including the nominees, the Board of Directors currently consists of 7 directors, each of whom, other than the nominees, is described below.  The term of the Class III directors shall expire at the 2009 Annual Meeting of Stockholders, subject to the valid election and qualification of their respective successors.  The term of the Class I directors shall expire at the 2010 Annual Meeting of Stockholders, subject to the valid election and qualification of their respective successors.

Name	Position
Class III Directors
Allen Salmasi
Mr. Salmasi, 53, has served as the Chairman of the Board of Directors, Chief Executive Officer and President since the inception of our Company. Previously, Mr. Salmasi served as Chairman and CEO of NextWave Telecom, Inc. (“NextWave Telecom”) which he founded in 1995 and subsequently sold to Verizon Wireless in 2005. Prior to NextWave Telecom, Mr. Salmasi was a member of the Board of Directors, President of the Wireless Telecommunications Division, and Chief Strategic Officer of QUALCOMM Inc. He joined QUALCOMM in 1988 as a result of the merger of QUALCOMM and Omninet Corporation, which Mr. Salmasi founded in 1984. He initiated and led the development of CDMA technologies, standards and the associated businesses at QUALCOMM until 1995. At Omninet, he conceived and led the development of the first OmniTRACS system, which provides two-way messaging and position reporting services to mobile users. From 1979 to 1984, Mr. Salmasi held several technical and management positions at the National Aeronautics and Space Administration Jet Propulsion Laboratory.

Douglas F. Manchester
Mr. Manchester, 65, has served as a director of the Company since its inception. He is also chairman of Manchester Financial Group, LP. Mr. Manchester is one of San Diego’s leading private developers. His development projects include hotels, high-rise office buildings, residential properties, industrial parks and championship golf courses and resorts.

Robert T. Symington
Mr. Symington, 44, has served as a director of the Company since its inception. Mr. Symington is a Portfolio Manager at Avenue Capital Group. Mr. Symington, through his prior management positions at M.D. Sass Investor Services and Resurgence Asset Management, was an early investor in NextWave Telecom.

Class I Directors
James C. Brailean, Ph.D
Dr. Brailean, 46, has served as a director of the Company since May 2007. He is Chief Executive Officer of NextWave Mobile Products. Dr. Brailean was co-founder of PacketVideo and serves as its Chief Executive Officer.  Under Dr. Brailean's leadership, PacketVideo has become the largest independent supplier of embedded multimedia solutions for mobile phones and other devices in the world.  A scientist who led the development of the MPEG-4 standards for transmission of video and audio over wireless networks, Dr. Brailean holds 16 key U.S. patents that enable advanced multimedia communications. From 1993 to 1998, he served as the chairman of the Error Resilience Video Compression Ad Hoc Group within MPEG-4. Prior to co-founding PacketVideo in 1998, Dr. Brailean was a principal staff engineer within Motorola Corporate Research and Development Laboratories in Chicago where he managed the Advanced Video Algorithm Group, responsible for the design and development of advanced video compression and imaging algorithms. He was also a communication system engineer for Hughes Aircraft, Space and Communications Group. Dr. Brailean received his doctorate in electrical engineering from Northwestern University. He holds a Master's of Science degree in Electrical Engineering from the University of Southern California and a Bachelor's of Science degree in Electrical Engineering from the University of Michigan.

William H. Webster
Judge Webster, 84, has served as a director of the Company since its inception.  Judge Webster is a senior partner in Milbank, Tweed, Hadley & McCloy LLP's Washington office, where he specializes in arbitration, mediation and internal investigation.
Prior to joining Milbank in 1991, Judge Webster began a long and illustrious career in public service. Judge Webster was U.S. Attorney for the Eastern District of Missouri, then a member of the Missouri Board of Law Examiners. In 1970, he was appointed a judge of the U.S. District Court for the Eastern District of Missouri, and then elevated to the U.S. Court of Appeals for the Eighth Circuit. Judge Webster resigned the judgeship to head the Federal Bureau of Investigation for nine years. In 1987, he was sworn in as Director of the Central Intelligence Agency. He led the CIA until his retirement from public office in 1991. Judge Webster has received numerous awards for public service and law enforcement and holds honorary degrees from several colleges and universities. Judge Webster currently serves as Chairman of the Homeland Security Advisory Council.

CORPORATE GOVERNANCE

Independence Standards for Directors

Our Board of Directors is required to affirmatively determine that a majority of our directors are independent under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), the principal securities exchange on which our common stock is traded.

During its annual review of director and nominee independence, our Board of Directors considers all information it deems relevant, including without limitation, any transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates.  The purpose of this review is to determine whether any relationships or transactions with NextWave impair such director or nominee’s ability to exercise independent judgment in carrying out the responsibilities of a director.  The Board of Directors has not adopted any categorical standards for assessing independence, preferring instead to consider all relevant facts and circumstances in making an independence determination, including without limitation, applicable independence standards promulgated by Nasdaq. The Board of Directors considered the transactions and relationships described below, in addition to the transactions described under “TRANSACTIONS WITH RELATED PERSONS,” in making its determination that all directors and nominees other than Mr. Salmasi and Drs. Brailean Jones are independent under the listing standards of Nasdaq.

Mr. Manchester is the controlling shareholder and the general partner of Manchester Financial Group L.P. (“Manchester Financial”).  Manchester Financial participated in our March 2007 preferred stock private placement described in greater detail under “TRANSACTIONS WITH RELATED PERSONS” and together with its affiliates currently holds 10,373,621 shares of common stock and 50,000 shares of preferred stock  In addition, Mr. Manchester’s son-in-law is employed by NextWave in a non-executive capacity.  These transactions and relationships were considered by our Board of Directors in making its determination that Mr. Manchester is independent under the listing standards of Nasdaq.

Mr. Symington is a Portfolio Manager at Avenue Capital Group.  Avenue Capital Group and its affiliates hold an investment in our 7% Senior Secured Notes due 2010 (the “Notes”) in the aggregate principal amount of $175 million, warrants issued in connection with the Notes to purchase 1,935,990 shares of our common stock for $0.01 per share and 100,000 shares of preferred stock purchased in our March 2007 private placement.  The participation of affiliates of Avenue Capital Group in the Notes and preferred stock private placement transactions, including the recent amendment to the purchase agreement governing our Notes in which a pro rata consent fee of $1.75 million was paid to Avenue Capital Group. were considered by our Board of Directors in making its determination that Mr. Symington is independent under the listing standards of Nasdaq.

Board Committees

Our Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  Our Board of Directors has adopted charters for each of its standing committees.  Copies of our committee charters are available without charge upon request directed to Investor Relations, 75 Holly Hill Drive, Greenwich, CT 06830, and from our website at www.nextwave.com.

Audit Committee

Our Audit Committee assists the Board of Directors in fulfilling its responsibility relating to (a) the integrity of our financial statements, (b) our compliance with legal and regulatory requirements, (c) application of our codes of conduct and ethics as established by the Board of Directors, (d) our independent registered public accounting firm’s qualifications, engagement, compensation and performance, their conduct of the annual audit of our financial statements, and their engagement to provide any other services, (e) performance of our system of internal controls, (f) preparation of the Audit Committee report, as required pursuant to SEC rules and (g) maintenance and oversight of procedures for addressing complaints about accounting matters. In discharging its duties, the Audit Committee has the sole authority to select (subject to stockholder ratification, which ratification is not binding on the Audit Committee), compensate, evaluate and replace the independent accountants, review and approve the scope of the annual audit, review and pre-approve the engagement of our independent accountants to perform audit and non-audit services, meet independently with our independent accountants and senior management, review the integrity of our financial reporting process and review our financial statements and disclosures and certain SEC filings.

The Board of Directors has determined that all three members of the Audit Committee, Mr. Douglas F. Manchester, Mr. Robert T. Symington and Judge William H. Webster are independent, and that Mr. Symington is qualified as an “audit committee financial expert”, applying the listing standards of Nasdaq and in accordance with applicable rules of the SEC as of the date of this Proxy Statement. Mr. Symington serves as chairman of the Audit Committee.  Mr. Symington qualifies as an “audit committee financial expert” because of his relevant experience in the area of finance and financial matters, including management positions at various investment companies such as M.D. Sass and Avenue Capital and advanced academic study in finance and accounting.

The Audit Committee met 12 times in 2007.  The Audit Committee regularly holds meetings at which it meets with our independent registered public accounting firm and without management present.

Compensation Committee

Our Compensation Committee (a) administers our executive compensation program, (b) determines and approves targeted total compensation, as well as each individual compensation component for  our executive officers, (c) determines and recommends to the Board of Directors equity-based plans and (d) reviews and approves any employee retirement plans, other benefit plans or any amendments thereto.

The members of our Compensation Committee are Mr. Rosen, Judge Webster and Mr. Symington, who serves as the chairman of the Compensation Committee.  The Board of Directors has determined that all three members of the Compensation Committee are independent pursuant to the listing standards of Nasdaq.  Mr. Manchester served on the Compensation Committee until April 9, 2007, when he resigned from the Committee and was replaced by Mr. Rosen.

Our Board of Directors has delegated to the Compensation Committee sole decision-making authority with respect to all compensation decisions for our executive officers, including determinations of annual incentive award payments and grants of equity awards.  The Compensation Committee approves these payments and awards after considering our corporate performance and the individual performance of our executives (and considers the recommendations of our Chief Executive Officer in this regard). The Compensation Committee is also responsible for evaluating the performance of Mr. Salmasi, our Chief Executive Officer, in light of our corporate performance and his individual performance.

The Compensation Committee’s decisions are made with input from Mr. Salmasi, our Chief Executive Officer (except with respect to his own compensation) and, where appropriate, other senior executives.  The Compensation Committee also considers information provided by and the input of our Human Resources department, which evaluates publicly available compensation information along with other sources of data.  The Committee also considers our overall executive compensation policies and goals in making its decisions.  A discussion and analysis of the Company's compensation policies and decisions regarding the Company’s named executive officers as identified in the Summary Compensation Table on page 21 of this Proxy Statement is contained in the Compensation Discussion and Analysis on page 13 of this Proxy Statement.

To assist in performing its duties, the Compensation Committee has the authority to engage external compensation consultants and other advisors.  In 2007, the Compensation Committee did not retain any consultants or advisors to assist it in formulating or making executive compensation decisions.

The Compensation Committee reviews and discusses with management the Compensation Discussion and Analysis included in this Proxy Statement and determines whether to recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K.  This recommendation is set forth in the Compensation Committee Report on page 30 of this Proxy Statement.

The Compensation Committee met 11 times in 2007.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee (a) identifies and recommends to the Board of Directors individuals qualified to serve as directors of our company and on committees of the Board of Directors, (b) reviews corporate governance, (c) reviews and recommends changes to the size of the Board of Directors, (d) reviews the manner in which conflicts of interest are addressed and (e) recommends to the Board of Directors any changes in director compensation.

The members of our Nominating and Corporate Governance Committee are Mr. Manchester, Mr. Rosen and Judge Webster, who serves as its chairman.  As indicated, the Board of Directors has determined that all three members of the Nominating and Corporate Governance Committee are independent pursuant to the listing standards of Nasdaq.

The Nominating and Corporate Governance Committee met 2 times in 2007.

Stockholder Nominations

A stockholder entitled to vote in the election of directors may nominate one or more persons for election as director at a meeting if written notice of that stockholder’s intent to make the nomination has been given to us, with respect to an election to be held at an annual meeting of stockholders (A) not later than the close of business on the 90th day nor earlier than the close of business on the 120th  day prior to the first anniversary of the date that our Proxy Statement is released to stockholders in connection with the previous year's annual meeting of stockholders, or (B) (i) if no annual meeting was held in the previous year or (ii) the date of the annual meeting is more than 30 calendar days before or more than 60 days after such anniversary date, notice by the stockholders to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th  day prior to such annual meeting or the 10th day following the day on which the date of the annual meeting is publicly announced by the Company.  With respect to an election to be held at a special meeting of stockholders, written notice of that stockholder’s intent to make the nomination shall have been given to us not less than ten (10) and not more than sixty (60) days before the date of the special meeting.

The notice shall include the name and address of the stockholder and his or her nominees, a representation that the stockholder is entitled to vote at the meeting and intends to nominate the person, a description of all arrangements or understandings between the stockholder and each nominee, other information as would be required to be included in a Proxy Statement soliciting proxies for the election of the stockholder’s nominees, and the consent of each nominee to serve as a director of the Company if so elected.  We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  See “PROPOSALS BY STOCKHOLDERS” on page 37 of this Proxy Statement for the deadline for nominating persons for election as directors for the 2009 annual meeting of stockholders.

As described above, the Company’s By-Laws contain provisions which address the process by which a stockholder may nominate an individual to stand for election to the Board at the Company’s annual meeting of stockholders.  The Board has also adopted a formal policy concerning stockholder recommendations of Board candidates to the Nominating and Corporate Governance Committee.  This policy is set forth in the Company’s Nominating and Corporate Governance Committee charter, which is available on the Company’s website at www.nextwave.com.  Under this policy, the Nominating and Corporate Governance Committee considers director candidates recommended by stockholders who satisfy the notice, information and consent requirements set forth in the Company’s By-Laws.

We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a director of the Company.  See “PROPOSALS BY STOCKHOLDERS” on page 37 of this Proxy Statement for the deadline for nominating persons for election as directors for the 2009 annual meeting of stockholders.

Attendance at Board and Committee Meetings

It is our policy that directors are expected to dedicate sufficient time to the performance of their duties as a director, including by attending meetings of the stockholders, Board of Directors and committees of which they are  a member.

In 2007, the Board of Directors held 14 meetings (including regularly scheduled and special meetings). All directors attended 100% of the total number of meetings of the Board of Directors and committees of the Board of Directors on which such director served.  All directors attended our 2007 annual meeting of stockholders.

Stockholder Communications with the Board of Directors

Our Board provides a process for stockholders to send communications to the Board of Directors.

Stockholders and other parties interested in communicating directly with the Board of Directors as a group, may do so by writing to the Board of Directors, c/o Secretary, 12670 High Bluff Drive, San Diego, California 92130. The Secretary will review all correspondence and regularly forward to the Board of Directors a summary of all such correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Directors or committees thereof or that the Secretary otherwise determines requires attention.  Concerns relating to accounting, internal controls or auditing matters will immediately be brought to the attention of the Chairman of the Audit Committee. We have adopted a Whistleblower Policy, which establishes procedures for submitting these types of concerns, either personally or anonymously through a toll free telephone “hotline” operated by an independent party. A copy of our Whistleblower Policy is available on our website at www.nextwave.com.

Executive Officers

The following persons serve as our executive officers in the capacities indicated below.  Our executive officers are responsible for the management of our operations, subject to the oversight of the Board of Directors.

Chairman, President, and Chief Executive Officer	Allen Salmasi

Chief Executive Officer, NextWave Mobile Products	James Brailean

Chief Executive Officer, NextWave Network Products	William Jones

Executive Vice President, Chief Legal Counsel	Frank A. Cassou

Executive Vice President, Chief Financial Officer	George C. Alex

Executive Vice President, Corporate Marketing & Communications	Roy D. Berger

Executive Vice President, Chief Compliance Officer	Kevin M. Finn

Executive Vice President, Chief Business Development Officer	James Madsen

Executive Vice President, Chief Administrative Officer	R. Andrew Salony

Executive Vice President, Chief Accounting Officer	Francis J. Harding

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the "Code”), that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer.  Copies of our Code are available without charge upon requests directed to Investor Relations, 75 Holly Hill Drive, Greenwich, CT 06830, and from our website at www.nextwave.com. Any amendments to, or waivers under, our Code which are required to be disclosed by the rules promulgated by the SEC will be disclosed on the Company’s website at  www.nextwave.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC.  Based solely upon a review of the copies of such forms furnished to us and written representations from our executive officers, directors and greater than 10% beneficial stockholders, we believe that during the year ended December 29, 2007, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis, except as otherwise disclosed below.

A Form 4 for each of Messrs. Manchester, Rosen, Symington and Judge Webster regarding options granted for board member services on February 26, 2007 were filed on March 29, 2007.  A Form 4 for Dr. William J. Jones regarding an option grant to purchase 5,874 shares of common stock granted on September 25, 2007 was filed on January 24, 2008.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors, and none of them are present or past employees or officers of ours or any of our subsidiaries. No member of the Compensation Committee has had any relationship with us requiring disclosure under Item 404 of Regulation S-K of the Securities Exchange Act of 1934. None of our executive officers currently serves, or in the past fiscal year has served, on the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of an entity whose executive officers served on our Board or Compensation Committee.

The information contained in this Proxy Statement with respect to the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the description of the Audit Committee and the independence of the non-management members of the Board of Directors shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

Set forth below is certain information as of March 28, 2008, with respect to the beneficial ownership determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of our common stock by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of our outstanding common stock and our outstanding preferred stock, (b) each director and nominee for director, (c) each of the executive officers named in the Summary Compensation Table on page 21 of this Proxy Statement and (d) all of our executive officers and directors as a group.  Unless otherwise stated, the business address of each person listed is c/o NextWave Wireless Inc., 12670 High Bluff Drive, San Diego, California 92130.

	Securities Beneficially Owned
Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Outstanding

Principal Security Holders:

Navation Inc. (1)	19,882,057	18.6%
Manchester Financial Group, LP (2)	15,269,735	14.3%
Avenue Capital Group (3)	11,600,272	10.2%
Davidson Kempner Partners (4)	8,569,524	8.4%

Officers, Directors and Nominees:

George C. Alex (5)	784,818	1%
James C. Brailean (6)	168,055	*
Frank A. Cassou (7)	3,309,152	3.2%
Kevin M. Finn (8)	1,395,576	1.4%
William J. Jones (9)	202,928	*
Douglas F. Manchester (10)	15,269,735	14.3%
Jack Rosen (11)	253,686	*
Allen Salmasi (12)	28,814,305	26.9%
Robert T. Symington (13)	108,598	*
William H. Webster (14)	210,729	*
All Others	3,475,414	3.4%
All directors and officers as a group	53,992,996	50.88%

* Less than 1%

The shares beneficially owned and ownership percentages reflected in the table above are based on the inclusion in the calculations for each individual or entity of (i) options held by such individual or entity that are exercisable within a period of 60 days from the record date, (ii) preferred stock held by such individual or entity that is convertible within a period of 60 days from the record date and (iii) warrants held by such individual or entity that are exercisable within a period of 60 days from the record date, as applicable.

(1)
The address for Navation, Inc. is c/o Mr. Alain Tripod, 15, rue Général-Dufour, Case Postale 5556, CH - 1211 Genéve 11, Switzerland. Includes 4,788,183 shares issuable upon conversion of  preferred stock.

(2)	The address for Manchester Financial Group, LP is One Market Place, 33rd Floor, San Diego, California 92101. Includes 4,788,183 shares issuable upon conversion of preferred stock.

(3)
The address for Avenue Capital Group is 535 Madison Avenue, 14th Floor, New York, NY 10022.  Robert T. Symington, a member of the NextWave Board of Directors, is a portfolio manager.  Includes 9,576,366 shares issuable upon conversion of preferred stock, 1,935,990 shares issuable upon the exercise of warrants and 87,916 shares underlying options held by Mr. Symington that are exercisable within 60 days.  Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC, the general partner of Avenue Capital II and exercises voting and investment power over the securities beneficially owned by Avenue Capital II and by the funds thereof.

(4)
The address for Midtown Acquisition LLC is c/o MH Davidson & Co., 885 Third Avenue, Suite 3300, New York, New York 10022.  Thomas L. Kempner, Jr. , Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Eric P. Epstein, Anthony A. Yoseloff and Avram Z. Friedman have voting and/or investment control over the shares held by Midtown Acquisition LLC.

(5)
Represents shares held by George C. Alex directly and indirectly through each of George C Alex Grantor Retained Annuity Trust and The Alex Family Foundation. Includes 297,772 shares underlying options that are exercisable within 60 days, including 57,292 shares that are restricted and subject to forfeiture prior to vesting.

(6)	Includes 168,055 shares underlying options that are exercisable within 60 days.

(7)
Represents shares held by Frank Cassou directly and indirectly through the Cassou 2008 Annuity Trust.  Includes 387,783 shares underlying options that are exercisable within 60 days, of which 76,389 shares would be restricted and subject to forfeiture prior to vesting.

(8)
Represents shares held by Kevin M. Finn directly and indirectly through KFMF Co. and The Kevin Finn and Madeline Marin-Finn Living Trust.  Includes 255,775 shares underlying options that are exercisable within 60 days, of which 57,292 shares would be restricted and subject to forfeiture prior to vesting. Includes 191,527 shares issuable upon conversion of preferred stock.

(9)	Includes 55,000 shares underlying options that are exercisable in 60 days.

(10)
Represents shares held by Douglas F. Manchester directly and indirectly through each of Manchester Financial Group, LP and Manchester Grand Resorts, LP. Includes 12,743 shares underlying options to purchase our common stock, arising from the conversion of options to purchase CYGNUS common stock that were converted into NextWave options in November 2006 upon the quotation of our common stock on the Over-the-Counter Bulletin Board. Includes 4,788,183 shares issuable upon conversion of preferred stock and 107,931 shares underlying options that are exercisable within 60 days.

(11)	Includes 78,520 shares underlying options that are exercisable within 60 days.

(12)
Allen Salmasi is Chief Executive Officer of Navation, Inc. Mr. Salmasi may be deemed to beneficially own the shares of common stock held or record by Navation, Inc. Represents shares held by Allen Salmasi directly and indirectly through Navation, Inc. Includes 4,788,183 shares issuable upon conversion of preferred stock and 528,082 shares underlying options that are exercisable within 60 days, of which 95,486 shares would be  restricted and subject to forfeiture prior to vesting.

(13)	Includes 87,916 shares underlying options that are exercisable within 60 days.

(14)	Includes 102,396 shares underlying options that are exercisable within 60 days

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding the compensation program in place for Mr. Salmasi, our Chief Executive Officer (“CEO”), Mr. Alex, our Chief Financial Officer (“CFO”), Mr. Cassou and  Drs. Brailean and Jones, the three most highly-compensated individuals other than our CEO and CFO who were serving as executive officers at the end of fiscal 2007 (these executive officers are referred to in this Compensation Discussion and Analysis and in the Summary Compensation Table on page 21 of this Proxy Statement as the “Named Executive Officers”).

Introduction

We are a wireless technology company that supplies advanced  mobile broadband and wireless multimedia products and technologies to many of the largest mobile operators and handset manufacturers in the world.

We operate in a highly complex and competitive business environment, which is being constantly reshaped by sweeping technological advances, rapidly changing market requirements, and the emergence of new competitors.  To thrive in this environment, we must continuously develop and refine new products and technologies, devise new business models, and demonstrate an ability to quickly identify and capitalize on new business opportunities.  To achieve these objectives, we need a highly talented and seasoned team of technical and business professionals.

The wireless communications industry is widely recognized as a highly competitive market for talented engineers and other employees with the skills and experience to develop and commercialize mobile broadband products and technologies.  Many of our direct competitors are well-established, international leaders in the wireless communications industry that have significantly greater financial, technical development, and marketing resources than we do.  As a result, the compensation packages that we must use to attract and retain skilled employees are often influenced by the compensation practices of these other organizations.

The market is equally competitive for talented executives with the integrity, skills, and dedication necessary to oversee a dynamic and growing organization and the vision to anticipate and respond to emerging market developments.  An important part of our long-term business strategy is to pursue acquisitions of and investments in businesses and technologies that will expand our business and enhance our technology development capabilities.  Consequently, our executives must be capable of fulfilling this strategy, identifying complementary businesses and technologies, determining the most advantageous form of investment, negotiating acquisitions and strategic relationships, and successfully blending these businesses  and technologies into our business.

Our executive compensation program is designed to foster practices that will enable us to attract, retain, motivate, and appropriately reward our executives to successfully execute our business strategy.  While the following discussion is focused on the application of our executive compensation program to our Named Executive Officers, it also reflects our overall approach to compensating all of our executives.

Recent History

We have experienced rapid growth over the past three years.  In April 2005, we emerged from the Chapter 11 reorganization of NextWave Telecom, Inc. and its subsidiaries as a new wireless technology company with approximately 35 employees.  As of March 28, 2008, we had a total of 1,175 employees and 240 independent contractors.  During this three-year period, we have consummated several acquisitions of other businesses and focused on internal hiring to assemble a core research and development team as well as a corporate infrastructure.  We became a reporting company under the Securities Exchange Act of 1934 on June 30, 2006 and were listed on the Nasdaq Global Market on January 3, 2007 under the trading symbol “WAVE.”

Compensation Philosophy and Policies

We compensate our executives through a mix of base salary, annual incentive awards, and long-term incentive compensation (in the form of equity awards) that is designed to be competitive with well-established companies in the Semiconductor, Software, Telecommunications, and Infrastructure industries operating within our geographic regions with whom we compete for executive talent.  In allocating compensation among these components, we believe that the compensation of our executives, the individuals who have the greatest ability to influence our performance, should be predominately performance-based.

The market for experienced executives is highly competitive in the various industries in which we operate, and includes several well-established, international organizations, as well as our direct business competitors.  Consequently, we have historically monitored the compensation practices of these companies, as well as those within our industries generally, to ensure that our executive compensation program reflects current market trends.  In fiscal 2007, as in past years, our Human Resources department prepared compensation market data for our management and the Compensation Committee of our Board of Directors to use, based on information that it compiled from publicly-available proxy statements and survey data for comparable industry positions.  Our Human Resources department screens the survey data to confirm that the information is appropriate given our size, type, and mix of businesses, and the industries in which we compete for executive talent.

It is important to note that the compensation market data prepared by our Human Resources department provides only a reference point for our management in formulating compensation proposals and the Compensation Committee in making executive pay decisions.  In particular, the Compensation Committee uses this information solely to validate the range of competitive pay for our executives. It is not used to determine an executive’s total compensation or any individual compensation component.  The Compensation Committee’s decisions about an executive’s compensation relative to the market considers the scope, complexity, and responsibility of the executive’s position in relation to positions in the sources of data.  The Compensation Committee exercises its judgment in interpreting the compensation market data.  As a result, an executive’s actual compensation relative to the compensation market data is a result of the Compensation  Committee's assessment of our financial results, current business condition, and the individual performance factors described below.  In the future, as we continue to grow, we expect to conduct periodic benchmarking reviews to ensure that our executive compensation, both in terms of targeted total compensation, as well as the mix and amounts of individual compensation components, is competitive within the industries in which we compete for executive talent.

We set the total cash compensation for our executives (that is, the sum of base salary plus target annual incentive award opportunities) at levels that we believe are comparable to and competitive with the companies with whom we compete for executive talent.  Consequently, the targeted total cash compensation for Mr. Salmasi, our CEO, was set at $1,443,384,  consisting of his then-base salary of $721,692 and a target annual incentive award opportunity equal to 100% of his base salary.  The Compensation Committee believed that, at this level, Mr. Salmasi’s targeted total cash compensation was in line with the prevailing market practices and the importance of his individual contributions to the Company.  In the case of the other Named Executive Officers, their targeted total cash compensation ranged from approximately $450,000 to approximately $800,000.   The Compensation Committee believed that the targeted total cash compensation of Messrs. Alex and  Cassou and Drs. Brailean and Jones was consistent with that of comparable positions at other companies as reflected in the compensation market data and their individual contributions and roles during the 2007 fiscal year. For fiscal 2007, Mr. Cassou had a target annual incentive award opportunity equal to 75% of his base salary while Mr. Alex and Dr. Brailean had target annual incentive award opportunities equal to 50% of their base salaries.  As Dr. Jones joined the Company in fiscal 2007 in connection with the acquisition of IPWireless, he was not eligible to receive an annual incentive award payment.  The targeted total cash compensation of Drs. Brailean and Jones has been increased for fiscal 2008 to reflect their new positions and responsibilities as Chief Executive Officer – NextWave Mobile Products and Chief Executive Officer – NextWave Network Products, respectively.

We believe that these total cash compensation opportunities are consistent with our overall compensation philosophy.  However, because we have typically paid our annual incentive awards  in stock rather than in cash, the total equity awards of our executives may, in some instances, be greater than those provided by some of the companies with whom we compete for executive talent.

We followed a flexible approach to compensation which involves establishing salary grades and  target annual incentive award opportunities for all of our employees, including our executives, and evaluating performance after fiscal year-end to determine actual incentive award payments.   For the past three years, fiscal 2005 through 2007, our annual incentive awards have been determined after the end of our fiscal year based on the size of a fixed bonus pool which is then allocated among our employees, including our executives, based on their salary grade and an assessment of corporate and individual performance in accordance with our CEO’s recommendations (except with respect to his own award).  We expect that our approach to compensation for fiscal 2008 performance will be consistent with this approach.

As an early stage company, equity awards have formed an important component of our compensation program.  We grant equity awards to all new hires, including new executives, based on their salary grade to provide them with an appropriate long-term incentive compensation opportunity.  Our founding executives received such baseline awards upon our emergence from the Chapter 11 reorganization in April 2005 as a new wireless technology company.  Drs. Brailean and Jones received baseline awards following our acquisitions of PacketVideo in July 2005 and IPWireless in May 2007, respectively.  In addition, a significant portion of the annual incentive awards paid in respect of performance for the short fiscal 2005 period, fiscal 2006 and fiscal 2007 were paid in equity, reflecting our desire to tie compensation more closely to our long-term performance and to conserve our cash resources for the growth of our business.

Oversight of Executive Compensation Program

The Compensation Committee administers our executive compensation program.  The Compensation Committee determines and approves targeted total cash compensation, as well as each individual compensation component, based on its review and evaluation of the proposals and recommendations presented by Mr. Salmasi, our CEO (except with respect to his own compensation).  Our CEO is typically present at Committee meetings where executive compensation and corporate and individual performance are discussed and evaluated (except where his own compensation and performance are discussed).  Only Compensation Committee members are allowed to vote on decisions regarding executive compensation.

In determining targeted total compensation, the Compensation Committee reviews each component and the mix of compensation that comprises each executive’s total compensation package. This process includes comparing the compensation market data prepared by our Human Resources department to our executives as a group, or individually in the case of our CEO.  To support our compensation objectives, the Compensation Committee may make adjustments to our executives’ compensation components to bring them closer to that of the companies with whom we compete for executive talent.  For example, we do not offer our employees retirement benefits and therefore almost none of our executives’ total compensation is attributed to retirement pay.  We believe that this is an appropriate departure from the practices of many of the larger companies with whom we compete for executive talent  because we provide a larger allocation of equity compensation, which provides significant long-term income potential.  In addition to adjusting the allocation among compensation components for our executives, or the CEO, as the case may be, individual pay may differ for any executive based on individual performance, tenure, and a subjective assessment of future potential.  Adjustments also may be made to base salary or incentive compensation based on internal equity among our executives.

For a more complete description of the responsibilities of the Compensation Committee, see “COMPENSATION COMMITTEE” on page 7 of this Proxy Statement, and the Compensation Committee’s charter, which is posted on our website at www.nextwave.com.

Compensation Components

In fiscal 2007, the primary components of our executive compensation program were:

▪	base salary
▪	annual incentives
▪	equity compensation
▪	other benefits

Base Salary

We use base salary to fairly and competitively compensate our executives, including the Named Executive Officers, for the jobs we ask them to perform.  We view base salary as the most stable component of our executive compensation program, as this amount is not at risk.

We believe that the base salaries of our executives should be targeted at or above the median of base salaries for executives in similar positions with similar responsibilities at comparable companies, consistent with our compensation philosophy.  Because of our emphasis on performance-based compensation for executives, base salary adjustments are generally made only when we believe there is a significant deviation from the market or an increase in responsibility. The Compensation Committee reviews the base salary levels of our executives each year to determine whether an adjustment is warranted or necessary.

Fiscal 2007 Decisions.  The Compensation Committee reviewed  the base salaries of our executives for fiscal 2007, including the Named Executive Officers, in April 2007.  At that time, base salaries were adjusted to reflect the increases that the Compensation Committee deemed necessary to maintain our executives’ salaries at a competitive level.    In making these adjustments, the Compensation Committee took into account the scope of each executive’s responsibilities, his experience, and his prior performance, and balanced these factors against the compensation market data.  In adjusting each executive’s base salary, the Compensation Committee also considered internal equity among our executives.

Specifically, Mr. Salmasi’s annual base salary was increased to $780,000, Mr. Alex’s annual base salary was increased to $364,000, Mr. Cassou’s annual base salary was increased to $468,000, and Dr. Brailean’s annual base salary was increased to $298,393.  Dr. Jones annual base salary was set when he joined the Company in connection with the acquisition of IPWireless in May 2007.

The base salaries paid to the Named Executive Officers during fiscal 2007 are reported in the Summary Compensation Table on page 21 of this Proxy Statement.

Fiscal 2008 Decisions.  The Compensation Committee reviewed the base salaries of our executives for fiscal 2008, including the Named Executive Officers, in March  2008.  At that time, base salaries were adjusted to reflect the increases that the Compensation Committee deemed necessary to maintain our executives’ salaries at a competitive level.  In making these adjustments, the Compensation Committee took into account the scope of the executive’s responsibilities, his experience, and his prior performance, and balanced these factors against the compensation market data.  In adjusting each executive’s base salary, the Compensation Committee also considered internal equity among our executives.

Specifically, Mr. Salmasi’s annual base salary was increased to $819,000, Mr. Alex’s annual base salary was increased to $378,560, Mr. Cassou’s annual base salary was increased to $500,760, Dr. Brailean’s annual base salary was increased to $390,000, and  Dr. Jones annual base salary was increased to $390,000.  While the increases for Messrs. Salmasi, Alex, and Cassou were primarily intended to keep their base salaries at or near the market median, the increases for Drs. Brailean and Jones were largely in recognition of the increased responsibilities and duties of their new positions as Chief Executive Officer – NextWave Mobile Products and Chief Executive Officer – NextWave Network Products, respectively.

The base salaries paid to the Named Executive Officers during fiscal 2008 will be reported in the Summary Compensation Table in next year’s Proxy Statement.

Annual Incentives

The Compensation Committee has the authority to make discretionary annual incentive awards to our executives, including the Named Executive Officers, after the end of the fiscal year, once the financial results for the year are available.  While we do not have a formal bonus plan for making these awards, typically we follow the same general process for making the awards each year.  Using the target annual incentive award opportunities and the Company’s financial and operational performance for the completed fiscal year,  Mr. Salmasi, our CEO, establishes a proposed total bonus pool amount and tentative award allocations among our employees, including our executives (except with respect to his own award).  The proposed total bonus pool amount and the tentative award allocations are subject to the approval of the Compensation Committee.  These awards are intended to reward our employees and executives for achieving strategic and operational objectives during the year.  Mr. Salmasi also evaluates the performance of each of our executives in order to formulate award recommendations for the Compensation Committee.

Fiscal 2007 Decisions. The target annual incentive award opportunities for our executives, including the Named Executive Officers, determined in Fiscal 2007 for fiscal 2006 performance were established as a percentage of their base salaries, so as to achieve targeted total cash compensation at the median of the compensation market data.  Mr. Salmasi’s target annual incentive award opportunity was 100% of his base salary; Mr. Cassou had a target annual incentive award opportunity equal to 75% of his base salary while Mr. Alex had a target annual incentive award opportunity equal to 50% of his base salary.  Dr. Jones was not an executive officer of the Company in fiscal 2006, and Dr. Brailean did not participate in the incentive award opportunity in 2006.  Following discussion and review of recommendations provided by Mr. Salmasi, the Compensation Committee determined that each executive had performed during fiscal 2006 in a manner that warranted the payment of the targeted annual incentive award.   In reaching this decision, the Compensation Committee also considered the milestones that the Company had achieved in fiscal 2006, including its acquisitions and financing activities, as well as the completion of the Company’s Nasdaq listing.   In addition, the Compensation Committee conducted independent evaluation of Mr. Salmasi’s performance

The form of payment for our annual incentive awards is subject to the discretion of the Compensation Committee, and may be paid in either cash or stock.  In fiscal 2007, the Compensation Committee elected to pay out the annual incentive awards for fiscal 2006 performance in the form of fully-vested stock, with some opportunity to receive cash.  Accordingly, each of the Named Executive Officers who was eligible to receive an annual incentive award, except Mr. Alex, was granted an award for the number of shares of the Company’s common stock that had a grant date fair market value as determined by the closing sale price of the Company’s common stock on May 18, 2007 ($9.22 per share) that equaled the amount of his or her targeted annual incentive awarded.  Because Mr. Alex elected to receive 40% of his annual incentive award in cash, he was granted an award for the number of shares of the Company’s common stock that had a grant date fair market value as determined by the closing sale price of the Company’s common stock on May 18, 2007 ($9.22 per share) that equaled 60% of his annual incentive award.

In addition to their targeted annual incentive awards, in recognition of their extraordinary efforts during fiscal 2006, the Compensation Committee awarded  Mr. Salmasi an additional 50,000 shares of the Company’s common stock as part of his annual incentive award for fiscal 2006, while Mr. Cassou was awarded an additional 20,000 shares of the Company’s common stock as part of his annual incentive award for fiscal 2006.

 Dr. Jones joined the Company in May 2007 in connection with the acquisition of IPWireless and accordingly was not eligible for an annual incentive award for the Company’s fiscal 2006 performance.  However Dr. Jones was eligible for and did receive a stock bonus award in fiscal 2007 pursuant to the IPWireless, Inc. Employee Stock Bonus Plan (the “IPWireless Stock Bonus Plan”) established by the Company as an employment inducement plan in connection with the acquisition of IPWireless.  The IPWireless Stock Bonus Plan provides IPWireless employees with the opportunity to earn shares of the Company’s common stock having an aggregate value of up to $7 million, depending on the achievement of certain revenue milestones.  For more information on this award, see IPWireless Stock Bonus Plan on page 24 of this Proxy Statement.

The annual incentive award payments made to the Named Executive Officers in fiscal 2007 for fiscal 2006 performance, and the award made to Dr. Jones under the IPWireless Stock Bonus Plan are reported in the Summary Compensation Table on page 21 of this Proxy Statement.  Additional information about these awards is reported in the Grants of Plan-Based Awards Table on page 23 of this Proxy Statement.

Fiscal 2008 Decisions. The target annual incentive award opportunities for our executives, including the Named Executive Officers, determined in fiscal 2008 for fiscal 2007 performance were established as a percentage of their base salaries.  Mr. Salmasi’s target annual incentive award opportunity was 100% of his base salary; Mr. Cassou had a target annual incentive award opportunity equal to 75% of his base salary while Mr. Alex and Drs. Brailean and Jones had target annual incentive award opportunities equal to 50% of their base salaries.  Following discussion and review of recommendations provided by Mr. Salmasi, in March 2008 the Compensation Committee determined that each executive had performed during fiscal 2007 in a manner that warranted the payment of an annual incentive award.   In reaching this decision, the Compensation Committee considered the milestones that the Company had achieved in fiscal 2007, including product development achievements and  its acquisitions and financing activities, as well as its integration of IPWireless into the Company.  In recognition of the stage of development of the Company’s business, bonuses were paid at less than the full target incentive award levels.  The Compensation Committee conducted an independent evaluation of Mr. Salmasi’s performance for fiscal 2007.

The form of payment for our annual incentive awards is subject to the discretion of the Compensation Committee.  The Compensation Committee elected to pay out the annual incentive awards for fiscal 2007 performance in the form of fully-vested shares of the Company’s common stock and cash. The stock portion of the award will make up 60%, while the cash portion of the award will make up the remaining 40%.

The annual incentive awards made to the Named Executive Officers in fiscal 2008 for fiscal 2007 performance are reported in the Summary Compensation Table on page 21 of this Proxy Statement.  Additional information about these awards is reported in the Grants of Plan-Based Awards Table on page 23 of this Proxy Statement.

Equity Compensation

We use equity compensation to promote an ownership culture that encourages long-term decision-making and building shareholder value.  Through our equity compensation plan, we provide designated employees, including our executives, with equity incentives that help align their interests with those of our shareholders.  Our practice has been to grant equity awards to new hires in an amount appropriate to their job level and responsibilities.  Additional equity awards have been granted in connection with promotions (to make the total long term equity incentive held by such individual commensurate with other individuals in their new pay grade) and in lieu of annual cash incentive awards.

We believe that the opportunity to acquire equity creates and maintains an environment that motivates our employees to stay with the organization and provides a key incentive to them to promote our long-term success and build shareholder value.  By providing employees a direct stake in our economic success, equity compensation assures a closer identification of their interests with those of the Company and our shareholders, stimulate their efforts on our behalf, and strengthen their desire to remain with us.

Although the accounting treatment for stock options changed for the Company in 2006 as a result of the implementation of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-based Payment “SFAS 123(R)”, making them an expense item for financial reporting purposes, given our current financial position, as well as the compensation practices used in our industry, we continue to use stock options as the primary means of providing equity to our employees.

Fiscal 2007 Decisions.  In fiscal 2007, other than the equity awards granted to Dr. Jones in connection with the acquisition of IPWireless, we did not make equity awards to our executives, including the Named Executive Officers (other than in connection with the payment of the annual incentive awards for fiscal 2006 performance).  In the future, we may consider making one-time or annual ongoing equity awards to our executives to remain competitive, support our ownership culture and increase retention.

The equity awards made to the Named Executive Officers in fiscal 2007 are reported in the Summary Compensation Table on page 21 of this Proxy Statement. Additional information about these awards, including the number of shares subject to each award and the award’s grant date fair value, is reported in the Grants of Plan-Based Awards Table on page 23 of this Proxy Statement.

Acquisition-Related Payments

Dr. Brailean.  In connection with the Company’s acquisition of PacketVideo in July 2005, Dr. Brailean was awarded a cash retention bonus in the amount of $600,000 that would be payable in July 2007 if he remained employed with the Company until that date.  In July 2007, Dr. Brailean satisfied the vesting conditions of this award and received the stipulated payment.

Dr. Jones.  In connection with the Company’s acquisition of IPWireless in May 2007, the shareholders of IPWireless, including Dr. Jones, agreed that a portion of the acquisition consideration would be payable only if earned upon the achievement of certain revenue milestones relating to IPWireless's public safety business and TDtv business during the fiscal 2007 to fiscal 2009 timeframe as specified in the merger agreement for the transaction (the "Earn-out Payments).  Some of this consideration was potentially payable during fiscal 2007, with other amounts potentially payable in fiscal 2008, 2009, and 2010. As provided in the merger agreement, if earned, a specified amount of this additional consideration would be payable in cash or shares of the Company’s common stock at its election, and a lesser specified amount of this additional consideration would be payable in cash or shares of the Company’s common stock at the election of the representative of the IPWireless shareholders. In addition, some of this additional consideration would be placed in escrow for 12 months from the closing date of the acquisition in order to compensate us for any indemnifiable losses the Company may incur as a result of any breach of the representations and warranties or covenants of IPWireless contained in the merger agreement.

As previously disclosed by the Company, some of the specified revenue milestones were achieved during fiscal 2007 and, accordingly, Dr. Jones received a payment in fiscal 2008 determined in accordance with the formulas contained in the merger agreement.

Equity Award Grant Practices

Our practice has been to determine the level of equity compensation that we want to provide to an employee and then to grant an option for the number of shares of the Company’s common stock with an exercise price equal to the closing sale price of the common stock on the grant date (or on the last preceding trading date if the shares are not traded on the option grant date).  We generally make stock option grants at each meeting of the Compensation Committee to newly-hired employees, as well as to existing employees who have recently been promoted to new positions.

Generally, it is our policy to make grants of stock options for new hires on the dates of scheduled Compensation Committee meetings after the date of hire.  The proximity of any awards to earnings announcements or other market events is coincidental to the schedule established for Compensation Committee meetings.  We try to make stock option grants at times when they will not be influenced by scheduled releases of information.  We do not grant options that are “in-the-money” or that have exercise prices that are below market value on the date of grant.

Going forward, we intend to assess the desirability of granting other forms of equity compensation, such as restricted stock awards and restricted stock units, to our employees, including the Named Executive Officers.  Among other things, we intend to consider the motivation effects of these alternative forms of equity compensation, as well as their dilutive effect on our outstanding capitalization.

Other Benefits

Historically, we have not provided retirement benefits to our executives, including the Named Executive Officers.  However, we offer all of our U.S. employees, including the Named Executive Officers, the opportunity to participate in our tax-qualified defined contribution plan, a Section 401(k) savings plan.  This plan serves as the primary vehicle for our employees to accumulate retirement benefits.  Currently, we do not match any employee contributions (including contributions of the Named Executive Officers) made to the Section 401(k) plan.  We believe that the total amount of retirement benefits made available to our executives, including the Named Executive Officers, under this plan, when added to our equity awards, is consistent with the level of total compensation that we seek to provide to our executives.

We provide medical, disability and life insurance benefits to our executives, including the Named Executive Officers, on the same terms and conditions as are generally available to all of our salaried employees.

Except as noted in the following sentence, we do not provide perquisites or other personal benefits to our executives, including the Named Executive Officers. Mr. Alex, our CFO, receives an annual vehicle allowance. This benefit is provided to offset his extraordinary commuting costs given the distance of his residence from our location in Connecticut, where Mr. Alex maintains his office.

Employment, Severance and Change-in-Control Agreements

Our executives, including the Named Executive Officers (other than Dr. Jones), are not parties to employment, severance or change in control agreements.  Following the May 2007 acquisition of IPWireless, we assumed the obligations under pre-existing employment arrangements between IPWireless and Dr. Jones in order to retain his services as an executive of the Company.  These employment arrangements provide for Dr. Jones to receive certain compensation and benefits in the event of termination of his employment under certain circumstances.

Specifically, the employment agreement with Dr. Jones provides for specified severance payments and benefits in the event of the termination of his employment by the Company without cause, including (a) a lump cash payment in an amount equal to his annual base salary, subject to applicable tax withholding requirements, (b) the extension of his post-termination stock option exercise period for one year following the date of his termination of employment and (c) a continued right to receive payment, if applicable, under the IPWireless EIP.

For more information about this arrangement, see the discussion of Potential Payments Upon Termination or Change in Control and the accompanying narrative on page 26 of this Proxy Statement.

Both the NextWave Wireless Inc. 2005 Stock Incentive Plan (the “2005 Stock Incentive Plan”) and the NextWave Wireless 2007 New Employee Stock Incentive Plan (the “2007 New Employee Stock Incentive Plan”) provide for immediate and full vesting of all outstanding stock options upon a change in control of the Company (as defined in the plans).  This provision applies to all of the outstanding stock options held by our executives, including the Named Executive Officers.  We believe that this arrangement is important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Rule 10b5-1 Trading Plans

Our executives, including the Named Executive Officers, may implement a trading plan under Exchange Act Rule 10b5-1 subject to pre-clearing the plan with the Company’s Vice President—Investor Relations. Such plans may be implemented as long as they are entered into (i) when the executive is not in possession of material nonpublic information about the Company and (ii) during one of the Company’s an open trading periods.

Tax Deductibility of Executive Compensation

Section 162(m) of the U.S. Federal tax code prevents the Company from taking a tax deduction for certain non-performance-based compensation in excess of $1 million in any fiscal year paid to the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer).  While we generally seek to ensure the deductibility of the incentive compensation paid to our executives, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practice, our compensation philosophy and the best interests of stockholders even if these amounts are not fully tax deductible.

2007 Summary Compensation Table

 The following table sets forth information with respect to the compensation of our Named Executive Officers for services in all capacities to us and our subsidiaries.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Allen Salmasi President, CEO & Chairman of the Board of Directors	2007	$770,769	$390,000	$0	$0	16,522	1,177,291
	2006	$723,692	$375,000	$461,000	$179,945	$17,238	$1,756,875
George C. Alex EVP, Chief Financial Officer	2007	$359,692	$84,812	$0	$0	$31,582	$476,086
	2006	$330,304	$87,500	$0	$77,155	$32,238	$527,197
William J. Jones(5) Chief Executive Officer, NextWave Network Products	2007	$198,024	$84,659	$389,043	$113,283	$1,503,675	$2,288,684
	2006	-	-	-	-	-	-
James C. Brailean Chief Executive Officer, NextWave Mobile Products	2007	$279,197	$676,478	$0	$0	$13,152	$968,827
	2006	-	-	-	-	-	-
Frank A. Cassou EVP, Chief Legal Counsel & Secretary	2007	$462,462	$196,279	$0	$0	$16,582	$658,741
	2006	$435,839	$168,750	$184,400	$87,941	$17,238	$894,168

1.
The amounts reported in this column for the Messrs. Salmasi, Alex, and Cassou and Dr. Brailean for fiscal 2007 represent the discretionary annual incentive award earned by each executive for fiscal 2007 performance that was paid in fiscal 2008.  Each executive will receive 40% of his incentive award payment in cash with the balance payable in fully vested shares of the Company’s common stock.

The amount reported in this column for Dr. Brailean for fiscal 2007 also reflects the payment of a $600,000 retention bonus that was offered to Dr. Brailean in July 2005 in consideration of his continued employment with PacketVideo following the acquisition of PacketVideo by the Company.

The amounts reported in this column for Messrs. Salmasi, Alex and Cassou for fiscal 2006 represent the discretionary annual incentive award earned by each executive for fiscal 2006 performance that was paid in fiscal 2007.  Each executive had the option to elect to receive up to 40% of his incentive award payment in cash with the balance payable in fully vested shares of the Company’s common stock. Messrs. Salmasi and Cassou elected to receive 100% of their incentive award payments in shares of  common stock. Mr. Alex elected to receive 40% of his incentive award payment in cash and the balance in shares of the Company’s common stock.  Consequently, Mr. Salmasi received 40,672 shares and Mr. Cassou received 18,302 shares and Mr. Alex received 5,694 shares.  The number of shares received by each executive was determined by dividing his incentive award payment by the closing sale price of the Company’s common stock ($9.22 per share) on the award date

2.
The amounts reported in this column represent the portion of the grant date fair value of the stock awards granted to the Named Executive Officers during fiscal 2006 and fiscal 2007 that was recognized for financial reporting purposes with respect to fiscal 2007 in accordance with Statement of Financial Accounting Standards No.123(revised 2004) “Share Based Payment” SFAS123(R).  The amounts reported for Messrs. Salmasi and Cassou for fiscal 2006 represent the grant date fair value of the additional stock awards granted to each of them above their targeted annual incentive award opportunity.  The amount reported for Dr. Jones for fiscal 2007 represents the grant date fair value of the stock bonus award granted to him pursuant  to the IPWireless Stock Bonus Plan as described on page 24 of this Proxy Statement.  Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.  See the Grants of Plan-Based Awards Table on page 23 of this Proxy Statement for additional information on the stock awards granted in fiscal 2007.  Note that the amounts reported in this column reflect the Company’s accounting cost for these awards, and do not correspond to the actual economic value that will be received by the Named Executive Officers from the awards.

3.
The amounts reported in this column represent the portion of the grant date fair value of the stock options granted to the Named Executive Officers during fiscal 2007 and in prior years that was recognized for financial reporting purposes with respect to fiscal 2006 and fiscal 2007 in accordance with SFAS 123(R).  The amount reported for Dr. Jones represents the stock options granted to him pursuant to the NextWave Wireless 2007 New Employee Stock Incentive  Plan, an employment inducement plan.  Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in calculating the grant date fair value amounts for the stock options granted in fiscal 2007 and in prior years are incorporated herein by reference to the discussion of those assumptions in footnote 9 to the Company’s financial statements as contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2008.  See the Grants of Plan-Based Awards Table on page 23 of this Proxy Statement for additional information on the stock options granted in fiscal 2007.  Note that the amounts reported in this column reflect the Company’s accounting cost for these options, and do not correspond to the actual economic value that will be received by the Named Executive Officers from the options.

4.
The amounts reported in this column comprise the following items: Mr. Salmasi, $16,522 for health, disability, and life insurance premiums; Dr. Brailean, $13,152 for health, disability, and life insurance premiums; Mr. Cassou, $16,582 for health, disability, and life insurance premiums; Mr. Alex, $15,000 for a vehicle allowance and $16,582 for health, disability, and life insurance premiums. Dr. Jones, $20,377, which represents the reimbursement of ₤10,000 per year for the cost of procuring his own health, disability, and life insurance premiums. $1,463,286 in connection with the IPWireless EIP (which was paid in cash in the amount of $217,040 and in 198,463 shares of the Company’s common stock), and $20,011 for his Fiscal 2007 Earn-Out Payment.  Of the amount paid in connection with the IPWireless EIP, $362,765 is being held in escrow for 12 months from the closing date of the acquisition in order to compensate us for any indemnifiable losses the Company may incur as a result of any breach of the representations and warranties or covenants of IPWireless contained in the merger agreement.  Accordingly, some or all of this escrowed amount may not be paid to Dr. Jones.

5.
The amounts reported for Dr. Jones represent his total compensation for the period from May 11, 2007, when he joined the Company, through December 29, 2007.  For purposes of this table, the amounts reported for Dr. Jones have been converted into US Dollars at the 2007 yearly average foreign currency exchange rate of 2.0019.

2007 Grants of Plan-Based Awards Table

The following table sets forth, for the fiscal year ended December 29, 2007, information concerning the equity awards granted to each of the Named Executive Officers in fiscal 2007 under any plan.  There were no non-equity incentive plan compensation awards granted to any of the Named Executive Officers in fiscal 2007.

		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards			All other stock awards: Number of shares of stock	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards

Name	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	or units	(#)	($/Sh)
		($)	($)	($)	(#)	(#)	(#)	(#)
Allen Salmasi	5/18/07							40,672			$375,000
	5/18/07							50,000			$461,000
George C. Alex	5/18/07							5,694			$52,500
William J. Jones	5/11/07							53,448		$9.98	$533,411
	6/10/07								214,126	$10.04	$894,953
	9/24/07								5,874	$5.82	$13,387
James C. Brailean	-
Frank A. Cassou	5/18/07							18,302			$168,750
	5/18/07							20,000			$184,400

1.
The awards issued to Messrs. Salmasi, Cassou and Alex represent stock awards made in lieu of their annual cash incentive awards.  The stock award issued to Dr. Jones was made in conjunction with the acquisition of IPWireless under the IPWireless EIP and the options issued to him were issued under the 2007 New Employee Stock Incentive Plan.

The assumptions made in calculating the grant date fair value amounts for the plan-based awards granted in fiscal 2007 are incorporated herein by reference to the discussion of those assumptions in footnote 9 to the Company’s financial statements as contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2008.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Some of the elements of compensation, including equity awards, reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table above for Dr. Jones are a result of the employment agreements that the Company has assumed in connection with the retention of Dr. Jones following the Company’s acquisition of IPWireless. The following narrative summarizes the material terms of these employment agreements. None of the other Named Executive Officers have employment agreements with the Company.

The material terms of Dr. Jones’ employment agreement are as follows:

Compensation and Benefits.  During the term of the agreements, Dr. Jones is eligible to receive the following compensation and benefits:

Base Salary.  An annual base salary of ₤158,610, which is payable in monthly installments.  Dr. Jones‘s base salary was ₤158,610 as of December 29, 2007.

Annual Incentive.  An annual performance-based incentive award of up to 50% of his base salary, based on IPWireless’s achievement of certain enumerated performance objectives, and Dr. Jones’s achievement of certain individual performance objectives, as determined by the Board of Directors of  NextWave in its discretion.

Additional Benefits.  An additional payment equal to 10% of his base salary reimburse him for the cost of procuring his own insurance benefits.  Such benefits are paid directly by the Company to Dr. Jones.

Stock Options.  Stock options to purchase shares of the Company’s common stock may be granted at the discretion of the Board of Directors.

Employee Incentive Plan Entitlement.  IPWireless had an existing Employee Incentive Plan, pursuant to which participants were eligible to receive an incentive bonus upon the consummation of a change in control of IPWireless.  In connection with the acquisition of IPWireless by NextWave, a portion of the total merger consideration payable was allocated to participants in the IPWireless EIP, including Dr. Jones.  Subject to the achievement by IPWireless of certain revenue benchmarks, Dr. Jones may be entitled to receive up to a maximum of $3,998,559 through 2010 as a result of his participation in the IPWireless EIP.

IPWireless Stock Bonus Plan Entitlement. In connection with the acquisition of IPWireless, NextWave established the IPWireless Stock Bonus Plan as an inducement for employees of IPWireless to join NextWave and continue with the business following the acquisition of IPWireless. Up to $7 million payable in shares of common stock of NextWave may be issued pursuant to the IPWireless Stock Bonus Plan if certain operational milestones are achieved by IPWireless, the first of which was achieved in January 2008.  In connection with his participation in the IPWireless Stock Bonus Plan, Dr. Jones may be entitled to receive up to $864,359, payable in common stock, subject to the achievement of certain revenue benchmarks by IPWireless.

Termination.  Under specified circumstances, he or the Company may terminate his employment prior to the end of the term of the agreement.  These circumstances, and any payments and benefits triggered by the termination, are described under Potential Payments Upon Termination or Change in Control on page 26 of this Proxy Statement.

Additional Provisions.  Dr. Jones’ most recent employment agreement was executed in connection with his responsibilities as Chief Operating Officer of IPWireless.  Dr. Jones now serves as the Chief Executive Officer of NextWave Network Products.

2007 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information as to the number and value of equity awards  held by each of the Named Executive Officers as of the end of fiscal 2007, measured in terms of the last reported sale price for shares of the Company’s common stock on December 29, 2007 ($5.27 per share) as reported by Nasdaq.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date
Allen Salmasi
April 13, 2005	416,666	0	$6.00	4/12/15
April 27, 2006	111,416	0	6.00	4/26/16
George C. Alex
April 13, 2005	250,000	0	$6.00	4/12/15
April 27, 2006	47,772	0	6.00	4/26/16
William J. Jones
June 10, 2007	214,126	214,126	$10.04	6/9/17
September 25, 2007	5,874	5,874	5.82	9/24/17
James C. Brailean
July 20, 2005	366,666	145,139	$6.00	7/19/12
Frank A. Cassou
April 13, 2005	333,333	0	$6.00	4/12/15
April 27, 2006	54,450	0	6.00	4/26/16

(1)
The stock options granted on April 13, 2005 are immediately exercisable in full as of the option grant date, subject to an unvested share repurchase right (at the option exercise price) in favor of the Company in the event that the Named Executive Officer terminates employment with the Company for any reason prior to the fourth anniversary of the date of grant.  This repurchase right expires in 48 equal monthly installments over a four year period commencing on the date of grant, beginning on May 13, 2005.  As of December 29, 2007, Mr. Salmasi’s stock option had 138,889 shares that were still subject to this repurchase right, Mr. Alex’s stock option had 83,334 shares that were still subject to this repurchase right, and Mr. Cassou’s stock option had 111,111 shares that were still subject to this repurchase right. The stock options granted on April 27, 2006 were granted in lieu of a cash incentive award for performance in fiscal 2005 and were vested in full as of the option grant date.

(2)
The stock option granted on July 20, 2005 is exercisable in 48 equal monthly installments over a four year period commencing on the date of grant, beginning on August 20, 2005.  The option granted on June 10, 2007 is exercisable as to 25% of the underlying shares eleven months after the date of grant and thereafter in 36 equal monthly installments. The option granted on September 25, 2007 is exercisable as to 25% of the underlying shares eight months after the date of grant and thereafter in 36 equal monthly installments.

2007 OPTION EXERCISES AND STOCK VESTED TABLE

None of our Named Executive Officers exercised options to purchase our common stock or held restricted stock awards subject to vesting during fiscal 2007.

2007 PENSION BENEFITS TABLE

The Company did not sponsor any defined benefit pension plans for its employees, including the Named Executive Officers, during fiscal 2007.

2007 NONQUALIFIED DEFERRED COMPENSATION TABLE

The Company did not maintain any nonqualified defined contribution plan for its employees, including the Named Executive Officers, during fiscal 2007.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE IN CONTROL

Except with respect to Dr. Jones, the Company does not maintain any contracts, agreements, plans, or arrangements that provide for payments to the Named Executive Officers at, following, or in connection with any termination of employment, including, without limitation, resignation, severance, retirement, or a constructive termination of a Named Executive Officer, or a change in control of the Company or a change in the Named Executive Officers responsibilities, except for the accelerated vesting of equity awards under the circumstances described below.

Upon the voluntary termination of employment of any of our executives, including the Named Executive Officers, any unvested portion of any outstanding stock options held by an executive is cancelled and the employee has 90 days from the date of termination of employment in which to exercise the vested portion of any such options.  After the expiration of the 90-day period, the vested portion of any such options that remains unexercised is cancelled.  The Company may, in the discretion of our Board of Directors of the Company and the Compensation Committee of the Board, accelerate the vesting of any unvested portion of any outstanding stock option upon an executive’s termination of employment.

Both the Company’s 2005 Stock Incentive Plan and 2007 New Employee Stock Incentive Plan provide that, in the event of a change in control of the Company (as defined in the respective plan), any unvested portion of any outstanding stock option shall immediately vest in full.  This provision applies to all of the outstanding stock options held by our employees, including the Named Executive Officers.  We believe that this arrangement is an important recruitment and retention device, as most of the companies with which we compete for talent have similar arrangements in place for their senior employees.

The following table sets forth the potential estimated payments and benefits to which each Named Executive Officer would be entitled upon a change in control of the Company, as a result of this vesting acceleration provision.

Name	Number of Unvested Option Shares (#)	Intrinsic Value of Options Shares Based on Accelerated Vesting as of December 29, 2007 ($) (1)
Allen Salmasi	138,889	$0.00
George C. Alex	83,334	$0.00
William J. Jones	220,000	$0.00
James C. Brailean	236,805	$0.00
Frank A. Cassou	111,111	$0.00

(1)	For purposes of this calculation, the following assumptions were used:

	▪	the date of the change in control of the Company was December 29, 2007;
▪
the market price per share of the Company’s common stock on the date of the change in control was equal to the last reported sale price for the shares of the Company’s common stock on December 28, 2007 ($5.27 per share);

	▪	the number of unvested shares of the Company’s common stock as of December 29, 2007 was the number of shares that were subject to the Company’s unvested share repurchase right as of that date; and
▪
the value of the accelerated vesting of outstanding stock options is the intrinsic value of the options as of December 29, 2007 (that is, the value based upon the last reported sale price for the shares of the Company’s common stock on December 28, 2007 less the option exercise price).

The amounts reported in the table above do not include payments and benefits to the extent they may be provided on a non-discriminatory basis to all of the Company’s salaried employees generally upon termination of employment.  These payments and benefits may include accrued salary and vacation pay and welfare benefits provided to all former employees, including medical and dental insurance and life insurance coverage.

Arrangements with Dr. Jones

Under our employment agreements with Dr. Jones, he is entitled to certain payment and benefits upon his termination of employment for specified reasons. The information below describes and quantifies certain compensation that would be payable to Dr. Jones under the arrangements if his employment had terminated on December 29, 2007, based on his compensation as of that date and, if applicable, based on the closing market price of the Company’s common stock on December 28, 2007 ($5.27 per share), the last trading day of the Company’s fiscal year.  These benefits are in addition to the benefits generally available to the Company’s salaried employees.

Termination without Cause.  If Dr. Jones employment is terminated by IPWireless without Cause (as defined), he is eligible to  receive the following payments and benefits:

•	a lump sum cash payment in an amount equal to his annual base salary, subject to applicable tax withholding requirements;
•	an extension in his post-termination stock option exercise period to one year following the termination date; and
•	the right to continue to remain a participant in IPWireless EIP.

For these purposes, “Cause” means this (i) repeated failure or neglect, willful misconduct or gross negligence in the performance of his duties, including his failure to follow IPWireless policies as set forth in writing from time to time, or his failure to follow the legal and reasonable directives of IPWireless’s Board of Directors or the Chief Executive Officer; (ii) his conviction of or plea of guilty or no contest to a felony or to any other violation of law involving fraud, dishonesty or moral turpitude; (iii) his commission of fraud, misappropriation or embezzlement against IPWireless, a deliberate attempt to do an injury to IPWireless, or conduct that materially discredits IPWireless or is materially detrimental to the reputation of IPWireless or (iv) his breach of any term of his confidentiality agreement or employment agreement with IPWireless.

Conditions to Payment.  The payments and benefits provided in the event of a termination of employment without Cause are contingent upon Dr. Jones executing a customary release of all claims in favor of IPWireless.

Executive Covenants.  As provided in his employment agreements, Dr. Jones is subject to (i) confidentiality provisions that prohibit him from disclosing any information regarding the terms of the agreement, except to his family and advisors and (ii) confidentiality provisions that prevent him from disclosing any information with respect to the products and operations of IPWireless.

If Dr. Jones had been terminated without Cause as of December 29, 2007, we estimate that the value of the benefits under his employment agreements in connection such termination would have been as follows:

Executive Payments and Benefits	Termination without Cause
Accelerated vesting of stock options	$0.00	(1)
Severance payment	$317,521	(2)
TOTAL	$317,521	(3)(4)

(1) Represents the intrinsic value of options held by Dr. Jones to purchase 220,000 shares of our common stock, based on the accelerated vesting of awards under the 2007 New Employee Stock Incentive Plan as of December 29, 2007.

(2) If Dr. Jones were to be terminated without Cause, he is entitled to receive a lump sum payment, equal to his annual salary of £158,610.  For purposes of this table, the amounts reported for Dr. Jones have been converted into US Dollars at the 2007 yearly average foreign currency exchange rate of 2.0019.

(3) Dr. Jones would remain a participant in the IPWireless EIP and, subject to the achievement by IPWireless of certain revenue benchmarks, may receive up to a maximum of $3,998,559 through 2010 as a result of his participation in the plan.  Such amounts are not set forth in this table due to their contingent nature.

(4) Dr. Jones would be entitled to a stock bonus under the IPWireless Stock Bonus Plan  payable with respect to any milestone period ending within 90 days of such termination, as if he had remained in continuous employment until the last day of the milestone period.  He would have no rights to any such bonus with respect to a milestone period ending more than 90 days after any such termination of employment.  Such amounts are not set forth in this table due to their contingent nature.

2007 Director Compensation Table

The following table sets forth, for the fiscal year ended December 29, 2007, the total compensation of the non-employee members of the Company’s Board of Directors. (1)

Name	Fees Earned or Paid in Cash ($) (2)	Option Awards ($) (3)(4)	Total ($)
Douglas F. Manchester	$28,000	$115,373	$143,373
Jack Rosen	$25,500	$82,616	$108,116
Robert T. Symington	$33,250	$97,935	$131,185
William H. Webster	$36,000	$101,871	$137,871

(1)
As employees of the Company, Mr. Salmasi and Drs.Brailean and Jones receive no compensation for serving as members of the Company’s Board of Directors. Messrs Cassou and Finn, who also are employees of the Company, served on the Company’s Board of Directors through May 2007.

(2)
The Company’s standard fee arrangements for non-employee directors are as follows: a $2,000 cash fee for each Board meeting attended in person, a $1,000 cash fee for each telephonic Board meeting attended, and a $750 cash fee for each Board committee meeting attended.  In addition, in fiscal 2007, non-employee directors also received an annual stock option grant of 35,000 shares of the Company’s common stock for service on the Board of Directors and an annual stock option grant of 8,500 shares of the Company’s common stock for service on each Board committee.  This equity award policy was adopted beginning in July 2005.

(3)
The amounts reported in the Option Awards column represent the portion of the grant date fair value of the stock options granted to the non-employee directors during fiscal 2007 and in prior years that was recognized for financial reporting purposes with respect to fiscal 2007 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) Share Based Payment “SFAS 123(R)”.  Pursuant to SEC rules, the amounts reported exclude the impact of estimated forfeitures related to service-based vesting conditions.  The assumptions made in calculating the grant date fair value amounts for the options granted in fiscal 2007 and in prior years are incorporated herein by reference to the discussion of those assumptions in footnote 9 to the Company’s financial statements as contained in the Company’s Annual Report on Form 10-K filed with the SEC on March 13, 2008. Note that the amounts reported in this column reflect the Company’s accounting cost for these options, and do not correspond to the actual economic value that will be received by the non-employee directors from the options.

(4)
The grant date fair value of the stock options granted to the non-employee directors during fiscal 2007 are as follows: Mr. Manchester and Judge Webster, $250,111; Mr. Symington $214,971; and Mr. Rosen $206,577.

The aggregate number of stock options outstanding as of December 29, 2007 for each of the non-employee directors was as follows:

Name	Number of Shares Underlying Outstanding Options
Douglas F. Manchester (a)	123,076
Jack Rosen (b)	93,666
Robert T. Symington (c)	101,999
William H. Webster (d)	118,833

(a)
Includes an option to purchase 12,743 shares of the Company’s common stock with an exercise price of $1.96 per share, granted on September 15, 2004; an option to purchase 50,000 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; an option to purchase 8,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2006; and an option to purchase 52,000 shares of the Company’s common stock with an exercise price of $11.80 per share granted on February 26, 2007.

(b)
Includes an option to purchase 33,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; an option to purchase 8,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2006; an options to purchase 43,500 shares of the Company’s common stock with an exercise price of $11.80 per share granted on February 26, 2007; and an option to purchase 8,500 shares of the Company’s common stock with an exercise price of $9.00 per share granted on May 24, 2007.

(c)
Includes an option to purchase 33,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; an option to purchase 16,666 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2006; and an option to purchase 52,000 shares of the Company’s common stock with an exercise price of $11.80 per share granted on February 26, 2007.

(d)
Includes an option to purchase 50,000 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 13, 2005; an option to purchase 8,333 shares of the Company’s common stock with an exercise price of $6.00 per share, granted on April 27, 2005; and an option to purchase 60,500 shares of the Company’s common stock with an exercise price of $11.80 per share granted on February 26, 2007.

For a description of our equity award grant practices for the non-employee directors, see “Equity Award Grant Practices” in the Compensation Discussion and Analysis on page 19 of this Proxy Statement.

Perquisites and other personal benefits provided to each of the non-employee directors in fiscal 2007 were, in the aggregate, less than $10,000 per director.

TRANSACTIONS WITH RELATED PERSONS

On March 28, 2007, we issued and sold 355,000 shares of our Series A Senior Convertible Preferred Stock at a price of $1,000 per share in a private placement transaction. Certain of our directors and executive officers had a direct or indirect material interest in this transaction.  Navation, Inc., an entity owned by Allen Salmasi, our Chairman and CEO, purchased 50,000 shares of preferred stock for $50 million.  Manchester Financial Group, L.P., an entity indirectly owned and controlled by Douglas F. Manchester, a member of our Board of Directors, purchased 50,000 shares of preferred stock for $50 million. An entity owned by Kevin Finn, our Chief Compliance Officer and a member of our Board of Directors, purchased 2,000 shares of preferred stock for $2 million.  Our process for the approval of this transaction is described below under “Procedure for Approval of Related Party Transactions.”

Procedures for Approval of Related Party Transactions

Pursuant to our Audit Committee Charter, the Audit Committee reviews, discusses with management and our independent registered public accounting firm and approves any transactions or courses of dealing with related parties (including significant stockholders, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, including any safeguards or additional procedures to be applied in such circumstances.

On March 28, 2007, we completed a preferred stock private placement, as described herein.  The purchasers of the preferred stock included, in addition to other investment funds and institutional investors, Navation, Inc., an entity owned by Allen Salmasi, our Chairman and Chief Executive Officer, Manchester Financial Group, L.P., an entity indirectly owned and controlled by Douglas F. Manchester, a member of our Board of Directors, an entity owned by Kevin Finn, our Chief Compliance Officer and a member of our Board of Directors.  and affiliates of Avenue Capital, of which a member of our Board of Directors, Robert Symington, is a portfolio manager. Because two members of our Audit Committee were associated with entities involved in the private placement, our Board of Directors formed an independent committee consisting of Messrs. Rosen and Webster to review and approve the transaction and obtained a fairness opinion from Houlihan Lokey with respect to the transaction.  None of our affiliates received any compensation in connection with the financing and all investors were subject to the same terms and conditions in connection with the investment.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in the Company’s 2008 Proxy Statement and discussed that CD&A with management. Based on the Compensation Committee’s review of, and discussions with management, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the CD&A be included in the Company’s Annual Report on Form 10-K and this Proxy Statement for filing with the SEC.

Respectfully submitted by the Compensation Committee of the Board of Directors.

Robert T. Symington, Chairman
Jack Rosen
William H. Webster

The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

REPORT OF THE AUDIT COMMITTEE

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 29, 2007.

Review with Management

The Audit Committee reviewed and discussed our audited financial statements with management.

Review and Discussions with Independent Registered Public Accounting Firm

The Audit Committee reviewed and discussed the Company’s audited financial statements with management, which has primary responsibility for the financial statements.  Ernst & Young LLP, our independent registered public accounting firm, is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America.  The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) regarding the auditor’s judgments about the quality of the Company’s accounting principles as applied in its financial reporting.

The Audit Committee also received the written disclosures and the letter from Ernst &Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP their independence.  The Audit Committee also concluded that Ernst & Young LLP’s provision of audit and non-audit services to the Company and its subsidiaries, as described in this Proxy Statement, is compatible with Ernst & Young LLP’s independence.

Conclusion

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that its audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 29, 2007 for filing with the Securities and Exchange Commission.

Respectfully submitted by the Audit Committee of the Board of Directors.

Robert T. Symington, Chairman
Douglas F. Manchester
William H. Webster

The information contained in the foregoing report shall not be deemed to be “filed” or to be “soliciting material” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates it by reference in a filing.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees (in thousands) for services related to fiscal years 2007 and 2006 provided by Ernst & Young LLP, our principal accountants.

	Fiscal 2007	Fiscal 2006
Audit Fees (1)	$1,713	$1,047
Audit-Related Fees (2)	$105	$29
Tax Fees (3)	$0	$9
All Other Fees (4)	$0	$0

(1)
Audit Fees represent fees billed for professional services rendered for the audit of our annual consolidated financial statements, including reviews of our quarterly financial statements, as well as audit services provided in connection with other regulatory filings in connection with our fiscal 2007 and 2006 filings of registration statements on Form 10, Form S-1, Form S-3, Form S-4, Form S-8 and Form 8-K.

(2)	Audit-Related Fees represent fees billed for assurance services related to the audit of our financial statements.

(3)	Tax Fees represent fees for professional services related to tax reporting, compliance and transaction services assistance.

(4)	All Other Fees represent fees for services provided to us not otherwise included in the categories above.

The Audit Committee of the Board of Directors has adopted a formal policy concerning the approval of audit and non-audit services to be provided by our principal accountant, Ernst & Young LLP. The policy requires that all services Ernst & Young LLP may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young LLP during fiscal 2007 and fiscal 2006.

Securities Authorized for Issuance Under Equity Compensation Plan

The Company granted options exercisable to purchase 9,627,880 shares of common stock through 970 stock option awards under all of its compensation plans during the fiscal year ended December 29, 2007.  It did not grant any performance based deferred stock option awards during the fiscal year ended December 29, 2007.

Information about our equity compensation plans at December 29, 2007 is as follows:

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted Average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders (1)	6,428,369	$7.35	12,288,452
Equity compensation plans not approved by security holders (2)	14,913,366	$6.96	753,890
Total	21,341,735	$7.08	13,042,342

(1)
  In June 2006, NextWave Wireless LLC unit holders approved 20 million Units (approximately 3,333,333 shares of our common stock) issuable upon the exercise of options to be granted pursuant to the NextWave Wireless LLC 2005 Units Plan (the “2005 Units Plan”).  The remaining Units issuable pursuant to the 2005 Units Plan were approved by the Bankruptcy Court in April 2005 in connection with the plan of reorganization of NextWave Telecom, Inc. and its subsidiaries, including NextWave Wireless LLC.  On November 13, 2006, NextWave Wireless LLC merged with and into NextWave Wireless Inc, and the 2005 Units Plan was assumed by NextWave Wireless Inc., becoming the 2005 Stock Incentive Plan.  In May of 2007, NextWave Wireless Inc. shareholders approved an amendment to the 2005 Stock Incentive Plan to increase the number of shares of common stock available for issuance from 12,500,000 to 27,500,000.  Thus, 15,333,333 shares of our common stock issued or available for issuance pursuant to grants under the 2005 Stock Incentive Plan have been approved by stockholders.

(2)
  The remaining 9,166,666 shares of common stock issuable pursuant to the grant of options under the 2005 Stock Incentive Plan were approved in April 2005 by the Bankruptcy Court in connection with the plan of reorganization as described above.  The 2005 Stock Incentive Plan provides for the issuance of nonqualified stock options, or restricted, performance-based, bonus, phantom or other stock-based awards to directors, employees and consultants of NextWave. Thus, 9,166,666 shares of our common stock issued or available for issuance pursuant to grants under the 2005 Stock Incentive Plan have not been approved by shareholders.

In September 2005, we issued a warrant to purchase up to 500,000 shares of our common stock to Station 4, LLC, a private advisory company, as partial consideration for services to be provided to the Company under a three-year advisory services agreement. The warrants have an exercise price of $6.00 per share, and were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.  Stockholders did not approve the issuance of the warrants.

In July 2005, NextWave acquired PacketVideo Corporation, which became a wholly-owned subsidiary of the Company following the closing of the acquisition.  In August 2005, the Board of Directors of PacketVideo Corporation adopted the PacketVideo Corporation 2005 Equity Incentive Plan (the “PacketVideo Plan”), pursuant to which employees of PacketVideo Corporation  were authorized to receive up to 1,375,000 shares of our common stock upon the exercise of stock options and similar rights (after giving effect to the conversion described below).  The PacketVideo Plan was subsequently amended on two occasions to increase the aggregate number of authorized shares to a total of 1,833,333 shares of our common stock. Pursuant to the terms of the PacketVideo Plan, on January 3, 2007, when we listed our common stock on the Nasdaq Global Market, each outstanding option, exercised or not, under the PacketVideo Plan was automatically converted from an option or other award to purchase PacketVideo common stock into an option or other award to purchase shares of NextWave common stock.  The PacketVideo Plan was not approved by our stockholders.

Under the NASDAQ Marketplace Rules, listed issuers are permitted to grant compensatory equity to new employees for the purpose of inducing such persons to enter into an employment relationship with the issuer without stockholder approval.  Each of the GO Networks Employee Stock Bonus Plan, the IPWireless Stock Bonus Plan and the 2007 New Employee Stock Incentive Plan described below were adopted by NextWave without stockholder approval pursuant to the inducement exemption.

In connection with the acquisition by NextWave of GO Networks, Inc. in February 2007, NextWave adopted the GO Networks Employee Stock Bonus Plan, whereby a select group of employees of GO Networks, Inc. may receive up to an aggregate of $5.0 million in shares of NextWave common stock upon the achievement of certain operational milestones in the 18-month period subsequent to the closing of the acquisition.  No shares have been issued under the Go Networks Employee Stock Bonus Plan

In connection with the acquisition by NextWave of  IPWireless in May 2007, NextWave adopted the IPWireless Stock Bonus Plan, whereby a select group of employees of IPWireless may receive up to an aggregate of $7.0 million in shares of NextWave common stock upon the achievement of certain operational milestones measured for fiscal 2007, 2008 and 2009.  For the fiscal 2007 performance period, 543,486 shares were earned under the IPWireless Stock Bonus Plan.  On March 24, 2008 a net of 320,698 shares were paid out to participants.  222,788 Shares were withheld due to withholding tax payment obligations.

In February 2007, NextWave adopted the 2007 New Employee Stock Incentive Plan to offer shares of NextWave common stock for equity awards to new hires of the Company and its subsidiaries, including new employees who have joined the Company in connection with acquisitions.  The 2007 New Employee Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors of NextWave, and provides for the grant of up to 2,500,000 shares of NextWave common stock to new hires of the Company as compensatory equity aimed at inducing such persons to enter into an employment relationship with the Company.  This plan was then amended to provide up to 5,000,000 shares of NextWave common stock to new hires of the Company.

In 2007, options to acquire a total of 4,580,111 shares of common stock have been granted under the 2007 New Employee Stock Incentive Plan, leaving 419,889 options available for future grant under the plan

PROPOSAL NO. 2
ISSUANCE OF UP TO 7. 5 MILLION SHARES OF OUR COMMON STOCK TO FORMER
STOCKHOLDERS OF IPWIRELESS, INC. AND PARTICIPANTS IN THE IPWIRELESS EIP

On May 11, 2007, we acquired all of the outstanding shares of IPWireless, and IPWireless became our wholly owned subsidiary. Under the terms of the agreement by which we acquired IPWireless, which we refer to as the acquisition agreement, the former IPWireless stockholders and participants in the IPWireless EIP were entitled to consideration consisting of approximately $100 million that was paid at the closing of the acquisition in a combination of $25 million in cash and $75 million in shares of our common stock, which at the time of the closing resulted in issuing 7.7 million shares to these stockholders and IPWireless EIP participants. As specified in the acquisition agreement, the former IPWireless stockholders and participants in the IPWireless EIP are entitled to additional consideration of up to $135 million upon the achievement of certain revenue milestones relating to IPWireless’ public safety business and TDtv business during the 2007 to 2009 timeframe. The acquisition agreement provides for potential payments of up to $50 million in late 2007 or early 2008, up to $7.5 million in 2008, up to $24.2 million in 2009, and up to $53.3 million in 2010.  We refer to theses potential payments as the additional consideration.  Payment of the additional consideration may be made in cash and/or shares of our common stock, with the Company being allowed to determine the mix of cash and stock with respect to the entire amount of the potential $50 million payment and 75% of the other potential payments. A representative of the former IPWireless stockholders has the right to make that determination with respect to the remaining amount. The value of the shares issued under the acquisition agreement for the future payments is determined by averaging the closing price of a share of our stock during the 30 consecutive trading days ending with the third trading day preceding the date on which payment is made.

Under the IPWireless EIP. a portion of the acquisition proceeds otherwise payable to the former stockholders of IPWireless are payable to current and former employees of IPWireless who are entitled to participate in the IPWireless EIP.  The precise portion of the acquisition proceeds that is payable to IPWireless EIP participants depends on the aggregate proceeds payable to the former IPWireless stockholders under the acquisition agreement. As the acquisition proceeds increase (as a result of the payment of additional consideration), so does the portion payable under the IPWireless EIP. If the maximum amount of acquisition proceeds of $235 million (which includes the amount paid at closing and the additional consideration) were to become payable under the acquisition agreement, the portion payable to participants in the IPWireless EIP would collectively equal 7.5% of that  amount.  Dr. Jones is a participant under the IPWireless EIP.  If the maximum amount of acquisition proceeds of $235 million (which includes the amount paid at closing and the additional consideration) were to become payable under the acquisition agreement, Dr. Jones would be entitled to receive up to a maximum amount of $3,998,358.51 as a result of his participation in the IPWireless EIP.  Dr. Jones would be entitled to his pro rata share in any proceeds payable to under the IPWireless EIP whether such amounts are paid in cash or stock.

On March 21, 2008, we announced that IPWireless had achieved revenue milestones for 2007, triggering payment of $50 million in additional consideration to the former stockholders of IPWireless. We elected to pay $4.38 million of that amount in cash and the remainder in stock, issuing 9.1 million shares of our common stock. As a result of the issuance of the 9.1 million shares, in addition to the 7.7 million issued at the closing of the acquisition, we have issued all of the shares of common stock that we are allowed to issue in respect of the acquisition under the Nasdaq rules without obtaining stockholder approval. We still could be required to pay up to $85 million in additional consideration. All future payments of additional consideration that may become payable to the former IPWireless stockholders and IPWireless EIP participants will therefore have to be paid in cash unless our stockholders approve of the issuance of additional shares.

We believe it is very important to maintain the flexibility to issue shares of our common stock in order satisfy our future payment obligations to the former IPWireless stockholders and IPWireless EIP participants pursuant to the acquisition agreement, rather than making payments in cash.  In order to retain that flexibility, the Board recommends that stockholders approve of the issuance of up to an additional 7.5 million shares of our common stock to the former shareholders of IPWireless and IPWireless EIP participants should such payments become due under the acquisition agreement, which, based on the current value of our common stock, would allow us to pay up to approximately $38.55 million of any additional consideration in shares of our common stock.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that the stockholders ratify the selection of Ernst & Young LLP, as the independent registered public accounting firm to audit our accounts and those of our subsidiaries for 2008.  The Audit Committee approved the selection of Ernst & Young LLP as our independent registered public accounting firm for 2008.  Ernst & Young LLP is currently our independent registered public accounting firm.

The Board of Directors recommends a vote FOR this proposal.

ANNUAL REPORT AND COMPANY INFORMATION

A copy of our 2007 Annual Report to stockholders is being furnished to stockholders concurrently herewith.

PROPOSALS BY STOCKHOLDERS

In order to include information with respect to a stockholder proposal in the Company’s Proxy Statement and related form of proxy for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”).

Proposals that stockholders wish to include in our Proxy Statement and form of proxy for presentation at our 2009 annual meeting of stockholders must be received by us at 12670 High Bluff Drive, San Diego, California 92130, Attention of Frank A. Cassou, Secretary, no later than December 19, 2008.  Any stockholder proposal submitted for inclusion must be eligible for inclusion in our Proxy Statement in accordance with the rules and regulations promulgated by the SEC.

With respect to proposals submitted by a stockholder other than for inclusion in our Proxy Statement and related form of proxy for our 2009 annual meeting of stockholders, timely notice of any stockholder proposal must be received by us in accordance with our By-Laws and our rules and regulations no earlier than December 13, 2008 and no later than January 12, 2009, unless the date of the annual meeting is more than 30 days before or 60 days after the anniversary of the 2008 annual meeting.  Any proxies solicited by the Board of Directors for the 2009 annual meeting may confer discretionary authority to vote on any proposals notice of which is not timely received.  In order to include information with respect to a stockholder proposal in our Proxy Statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the Exchange Act.

The notice shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company’s books, of the stockholder proposing such business, (iii) the class and number of shares of the Corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal.

Stockholder's notice relating to nomination for directors shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Company which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person(s) (naming such person(s)) pursuant to which the nominations are to be made by the stockholder and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person's written consent to being named in our Proxy Statement, if any, as a nominee and to serving as a director if elected); and as to such stockholder giving notice, the information required to be provided as set forth in the preceding paragraph and our By-laws. No person shall be eligible for election as a director of the Company, unless nominated in accordance with the procedures set forth herein and in our By-laws, as amended.

It is important that your proxy be returned promptly.  The proxy may be revoked at any time by you before it is exercised.  If you attend the meeting in person, you may withdraw any proxy and vote your own shares.

By Order of the Board of Directors.

FRANK A. CASSOU
Secretary and Chief Legal Counsel

Annual Meeting Proxy Card

Please mark your vote as indicated in this example. ☒

To vote by mail, simply mark, sign and date your proxy card and return it in the postage-paid envelope.

A.      Election of Directors

1.	The Board of Directors recommends a vote FOR the listed nominees.
		For	Withhold
	01 - Jack Rosen	☐	☐

	02 - William J. Jones	☐	☐

B. Proposals

The Board of Director recommends a vote FOR the following proposal.
				For	Against	Abstain
2.
Approve the issuance of up to 7.5 million shares of our common stock to the former stockholders of IPWireless Inc. and participants in the IPWireless, Inc. Employee Incentive Plan in respect of any future earn-out payments under the merger agreement pursuant to which NextWave acquired IPWireless.
				☐	☐	☐

3.
Ratify the selection of Ernst & Young LLP as independent registered public accounting firm to audit the consolidated financial statements of NextWave and its subsidiaries for the year ending December 27, 2008.
				☐	☐	☐

C. Non-Proposals

If you plan on attending the meeting, please mark the box to the right with an X. ☐

An admission ticket, which is required for entry to the Annual Meeting, is attached to this proxy card. If you plan to attend the meeting, please keep the admission ticket and bring it to the meeting.

As of July 1, 2007, SEC rules permit companies to send you a Notice indicating that their proxy materials are available on the Internet and how you can request a mailed copy. Check the box to the right if you want to receive future proxy materials by mail at no cost to you. Even if you do not check the box, you will still have the right to request a free set of proxy materials upon receipt of a Notice.
☐

D. Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 - Please keep signature within the box	Signature 2 -Please keep signature within the box	Date (mm/dd/yyyy)

Admission Ticket This ticket is required for entry to the NextWave Annual Meeting. Please detach and bring with you if you wish to attend.

PROXY

NextWave Wireless Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby constitute and appoint GEORGE C. ALEX and FRANK A. CASSOU with power of substitution, proxies for and in the name, place and stead of the undersigned, to vote all shares votable by the undersigned at the shareholders’ annual meeting of NextWave Wireless Inc. to be held at NextWave’s offices located at 3611 Valley Center Drive, Kilroy Centre, San Diego, California 92130 on May 14, 2008 at 10 a.m. Pacific Daylight Time and at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF NEXTWAVE’S BOARD OF DIRECTORS FOR ALL THE NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3 AND, AS SAID PROXY HOLDER SHALL DEEM ADVISABLE, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be Signed on Reverse Side.)